EXHIBIT 10.1

AMENDED AND RESTATED NON-COMPETITION AGREEMENT

THIS AMENDED AND RESTATED NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into by and between Kearny Bank (the “Bank”) and Paul M. Aguggia (“Executive”) (collectively referred to as the “Parties”) as of the 29th day of November, 2017.

RECITALS

WHEREAS, Clifton Bancorp Inc., a Maryland corporation, is the holding company for Clifton Savings Bank;

WHEREAS, Kearny Financial Corp. and Clifton Bancorp Inc. entered into an Agreement and Plan of Merger, dated as of November 1, 2017, (the “Merger Agreement”) wherein Clifton Bancorp Inc. will merge with and into Kearny Financial Corp. (the “Merger”);

WHEREAS, Executive is the President and Chief Executive Officer of Clifton Bancorp Inc. and Clifton Savings Bank;

WHEREAS, in recognition of Executive’s substantial knowledge and expertise with respect to the business of Clifton and major contributions to the growth and development of Clifton, Kearny Bank has required that Executive enter into this Agreement for the benefit of Kearny Bank;

WHEREAS, Executive’s executive positions with Clifton Bancorp Inc. and Clifton Savings Bank will be terminated as of the date of the Merger (“Employment Termination Date”); and

WHEREAS, it is intended that the Employment Termination Date shall constitute Executive’s “separation from service” from Clifton Savings Bank and Clifton Bancorp Inc. within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Executive agree as follows:

1.    Term. This Agreement shall commence on the Effective Time and (i) the non-competition restrictions in Section 5(a) of this Agreement shall expire six months following the Effective Time (the “Non-Competition Term”), and (ii) the non-solicitation restrictions in Section 5(b) of this Agreement shall expire two years following the Effective Time (the “Non-Solicitation Term”).

2.    Consideration.

(a)    The Bank and Kearny Financial Corp. agree, jointly and severally, to pay Executive an amount equal to $655,000 for Executive’s agreement to abide by the non-competition and non-solicitation restrictions under Section 5 hereof, and in consideration of the release provisions in the settlement agreement entered into with the Executive as of the same date of this Agreement, (the “Non-Competition Payment”) by a lump sum payment at the Effective Time. All payments to Executive hereunder shall be reported on an IRS Form 1099.

(b)    This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral and payments that qualify under the exception for separation pay. If any payment is subject to Section 409A, it is intended, and this Agreement will be so construed, that such payment shall comply with the provisions of Section 409A so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A.

(c)    Notwithstanding any other provision of this Agreement, the Bank shall be not obligated to make, nor shall the Executive have a right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to the Bank at the time such payment is due, including without limitation, Section 1828(k) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

3.    Non-disparagement.

(a)    Executive agrees that he shall not publicly or privately disparage or criticize Kearny Financial Corp., the Bank, Clifton Bancorp Inc., Clifton Savings Bank, and their respective subsidiaries, affiliates, officers, directors, or employees. The Bank agrees that its executive officers and directors will not, and will not knowingly permit the executive officers and directors of Kearny Financial Corp. to, publicly or privately disparage or criticize Executive. Executive understands that this non-disparagement provision does not apply on occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement. Executive also understands that the foregoing non-disparagement provision does not apply on occasions when Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.

(b)    Any violation by Executive or the Bank of this Section 3 will cause the other party to suffer irreparable harm for which it will not have an adequate remedy at law. Therefore, if either party violates this Section 3, the other party shall be entitled to seek injunctive relief, including, without limitation, temporary restraining orders and/or preliminary or permanent injunctions, without the posting of a bond being necessary, to restrain or enjoin any violation or threatened violation of this Section 3. Such right to injunctive relief shall be in addition to, and not in lieu of, any other legal or equitable remedies that may be available to such party, including, without limitation, monetary damages, including lost profits. Any claim or cause of action by one party against the other shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Section and shall not be used to prohibit the injunctive relief provided for in this Section.

4.    General Provisions.

(a)    Severable. The Parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. Should any provision or part thereof be held invalid or unenforceable for any reason, then such provision or part shall be enforced to the maximum extent permitted by law. Likewise, in the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision or part thereof. Specifically, but without limiting the foregoing in any way, each of the covenants of the Parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

(b)    Reasonableness. Executive acknowledges that the covenants set forth in the Agreement are reasonable and necessary to protect and preserve Bank’s legitimate business interests.

(c)    Assignment. This Agreement and the rights and obligations of Bank hereunder may be assigned by Bank to its affiliates or to any successor to Bank, and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement. Executive hereby consents to such assignment by Bank. This Agreement and the rights and obligations of Executive hereunder may not be assigned by Executive.

(d)    Waiver. The waiver by Bank of any breach of this Agreement by Executive shall not be effective unless in writing and signed by an officer of the Bank, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

(e)    Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the courts sitting in Fairfield, New Jersey, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(f)    Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the engagement of Executive by Bank. The Bank and Executive hereby agree that this Agreement replaces and supersedes the non-competition agreement entered into between the

Parties on November 1, 2017 (the “Original Agreement”) and that no payments shall be made under the Original Agreement. No amendment, modification extension or renewal of this Agreement shall be valid or binding upon Bank or Executive unless made in writing and signed by the parties.

(g)    Executive Representation and Warranties. Executive acknowledges and affirms that Executive is not a party to any other agreement (including without limitation a restrictive covenant, trade-secret, or non-competition agreement) which may cause Bank to incur any obligations or liabilities either to Executive or to any prior employer or may result in Executive not being permitted to perform the services contemplated by this Agreement. Executive further represents and warrants that his execution and delivery of this Agreement and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (i) violate any judgment, writ, injunction or order of any court, arbitrator, or governmental agency applicable to Executive, or (ii) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

(h)    Notice. Any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by overnight deliver (the date on which such notice, request, demand, or other communication received shall be the date of deliver) to the parties at the following address (or at such other addresses as shall be given in writing by any party to the other party hereto):

If to Executive:

Paul M. Aguggia

At the address last appearing on the personnel records of the Bank

If to Bank:

Kearny Bank

120 Passaic Avenue

Fairfield, New Jersey 07004

Attention:	Craig L. Montanaro
President and Chief Executive Officer

(i)    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in Adobe Acrobat format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by electronic transmission in Adobe Acrobat format shall be deemed to be their original signatures for any purposes whatsoever.

5.    Non-Competition and Non-Solicitation.

(a)    Non-Competition. During the Non-Competition Term, and in exchange for the Non-Competition Payment, the Executive, without prior written consent of the Bank, will not engage in any business or enterprise (whether as owner, partner, shareholder, executive, director, employee, consultant, joint venture, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company) that competes directly or indirectly with Kearny Bank, including its predecessor Clifton Savings Bank, in any city, town or county in which Kearny Bank, including its predecessor Clifton Savings Bank, has an office or has filed an application for regulatory approval to establish an office, determined as of the Effective Time.

(b)    Non-Solicitation. During the Non-Solicitation Term, and in exchange for the Non-Competition Payment, the Executive, without prior written consent of the Bank, will not either alone or in association with others (a) solicit, or permit any organization directly or indirectly controlled in any manner by the Executive to solicit, any employee of the Bank to leave the employ of the Bank, (b) solicit for employment or allow any organization directly or indirectly controlled in any manner by the Executive to solicit for employment any person who was employed by the Bank or Clifton Savings Bank at the time of the Executive’s separation from employment with Clifton Savings Bank, or (c) divert or attempt to divert any business from the Bank, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Bank or any other person or entity associated or doing business with the Bank (or proposing to become associated or to do business with the Bank) to terminate such person’s or entity’s relationship with the Bank (or to refrain from becoming associated with or doing business with the Bank) or in any other manner to interfere with the relationship between the Bank and any such person or entity. All references to the Bank include such Kearny Financial Corp. and affiliates.

(c)    The Parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 5, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to seek an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

7.    Effectiveness. This Agreement shall be effective as of the Effective Time. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement to be effective as of the date of the Merger.

KEARNY BANK		PAUL M. AGUGGIA

By:	/s/ Craig L. Montanaro	By:	/s/ Paul M. Aguggia
Craig L. Montanaro,
President and Chief Executive Officer

[Signature Page for Paul M. Aguggia’s Amended and Restated Non-Competition Agreement]